                                                                    Exhibit 12.1
                           Champion Enterprises, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                                                     Fiscal Year                           Three-Months Ended
                                                ------------------------------------------------------    --------------------
                                                  1997       1998       1999        2000        2001        2002        2001
                                                --------   --------   --------    --------    --------    --------    --------
Pretax income from continuing operations         117,371    156,798     82,042    (220,332)    (41,288)    (18,546)    (41,183)
Add back equity method losses                                               57       1,972       1,946         637         504
                                                --------   --------   --------    --------    --------    --------    --------
Adjusted pretax income                           117,371    156,798     82,099    (218,360)    (39,342)    (17,909)    (40,679)
                                                --------   --------   --------    --------    --------    --------    --------

ADD: FIXED CHARGES
Interest expense
      Per financial statement                      1,198     15,833     28,370      29,824      25,345       5,435       7,005
      Rental component                               100      2,100      3,833       5,433       4,767       1,033       1,567
Financing costs                                                 832      1,380       2,082       2,692         490         663
Pretax income required to pay
      dividends on preferred stock                                                                 813         407          --
                                                --------   --------   --------    --------    --------    --------    --------
Total fixed charges                                1,298     18,765     33,583      37,339      33,617       7,365       9,235
                                                --------   --------   --------    --------    --------    --------    --------

SUBTRACT
Pretax income required to pay
      dividends on preferred stock                                                                (813)       (407)         --
                                                --------   --------   --------    --------    --------    --------    --------
Earnings                                         118,669    175,563    115,682    (181,021)     (6,538)    (11,588)    (31,948)
                                                ========   ========   ========    ========    ========    ========    ========
Ratio of earnings to fixed charges                  91.4        9.4        3.4         (A)         (A)         (A)         (A)
                                                ========   ========   ========    ========    ========    ========    ========
Amount of earnings deficiency from
      ratio of 1 to 1                                                              218,360      40,155      18,953      41,183


(A)     Ratio is less than 1 to 1